QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TRC COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING TO BE HELD NOVEMBER 21, 2003

To Our Shareholders:

        The Annual Meeting of Shareholders of TRC Companies, Inc. will be held Friday, November 21, 2003 at 10:00 a.m., at the Company's executive offices, 5 Waterside Crossing, Windsor, Connecticut, to consider and take action on the following items:

  1.
  The election of five directors for the ensuing year;

  2.
  The ratification of the appointment of Deloitte & Touche LLP as independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2004; and

  3.
  Such other business as may properly come before the meeting or any adjournments thereof.

        Shareholders of record at the close of business on October 10, 2003 will be entitled to vote at the meeting.

        Shareholders who do not expect to attend the meeting and wish their shares voted pursuant to the accompanying proxy are requested to sign and date the proxy and return it as soon as possible in the enclosed reply envelope.

By Order of the Board of Directors
/s/ MARTIN H. DODD Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
October 28, 2003

TRC Companies, Inc.
5 Waterside Crossing    Windsor, Connecticut 06095-1563
Telephone 860-298-9692    Fax 860-298-6291

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of TRC Companies, Inc. (the "Company") from the holders of the Company's Common Stock for the Annual Meeting to be held November 21, 2003, and any adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Annual Meeting in person, and the proxy may be revoked at any time before it is voted by voting in person at the Annual Meeting or by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions therein. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees named therein as directors of the Company and FOR the matter described in item 2 in the Notice of Annual Meeting.

        With respect to all matters expected to be presented for a vote of shareholders, the presence, in person or by duly executed proxies, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum in order to transact business. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. The ratification of the appointment of the independent auditors requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

        Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the election of directors). Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner ("broker non-votes") will be counted as present in determining whether a quorum exists, and will be disregarded in determining whether Proposals 1 or 2 have been approved.

        The Company's Annual Report, including financial statements, for the year ended June 30, 2003, is being mailed to shareholders along with the Notice of Annual Meeting and Proxy Statement. The financial statements and the discussion and analysis by management of the Company's results of operations and financial condition contained in the Annual Report of the Company for the year ended June 30, 2003 are incorporated herein by reference.

        The record date for determining those shareholders entitled to vote at the Annual Meeting was October 10, 2003. On that date, the Company had 13,537,099 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

        The mailing address of the Company's principal executive office is 5 Waterside Crossing, Windsor, CT 06095, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to shareholders is October 31, 2003.

PRINCIPAL SHAREHOLDERS

        The table below sets forth information as of October 21, 2003 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock
Peter R. Kellogg 120 Broadway New York, New York 10005	2,214,000	(1)	16.4
Richard D. Ellison Chairman, President, Chief Executive Officer, and Director of the Company 5 Waterside Crossing Windsor, Connecticut, 06095	995,398	(2)	7.1
The Clark Estates, Inc. One Rockefeller Plaza, 31st Floor New York, New York, 10020	722,050	(3)	5.3

(1)
Based solely on information set forth in a Form 4 Statement of Beneficial Ownership filed with the Securities and Exchange Commission ("SEC") on April 2, 2003. Of these shares, 1,124,000 are held by IAT Reinsurance Co. Ltd., of which Mr. Kellogg is the sole holder of voting stock. Mr. Kellogg disclaims beneficial ownership of such shares.

(2)
See Footnote 4, page 6.

(3)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 21, 2003.

ELECTION OF DIRECTORS

        The five individuals named in the following table have been nominated for election to the Board of Directors, each to serve for a one-year term and until his successor is duly elected and qualified. All of the nominees were elected directors at the 2002 Annual Meeting.

        Should any of such nominees become unable to serve as a director prior to election, the persons named in the proxy will vote for the election of a substitute nominee, if any, designated by the Board of Directors. All nominees have consented to serve as directors.

Name, Principal Occupation During Past Five Years and Other Corporate Directorships	Age	Served as Director Since
Richard D. Ellison Chairman, President, Chief Executive Officer and Director of the Company	64	1997
Edward G. Jepsen Executive Vice President and Chief Financial Officer of Amphenol Corporation; also a Director of Gerber Scientific, Inc.	60	1989
Edward W. Large, Esq. Formerly Executive Vice President and Director of United Technologies Corporation	73	1990
John M. F. MacDonald Formerly Director and Executive Committee Member of Parker/Hunter Incorporated	76	2001
J. Jeffrey McNealey, Esq. Partner in the law firm of Porter, Wright, Morris & Arthur	59	1985

        At the Annual Meeting held on November 22, 2002, approximately 94% of the total number of shares entitled to vote at that Annual Meeting for the election of directors were represented in person or by proxy. More than 96% of the shares voting at that Annual Meeting were cast in favor of each of the foregoing directors.

        The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect each nominee.

        The Board of Directors recommends a vote "FOR" the election of the above nominees as directors of the Company.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors held twelve meetings during the year ended June 30, 2003. All of the directors were present at all meetings of the Board and of the Committees of which they were members. The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, the independent directors of the Company meet periodically as a group.

        The Audit Committee of the Board of Directors, currently composed of Messrs. Jepsen (Chairman), Large, MacDonald and McNealey, met nine times during the year ended June 30, 2003. The Audit Committee, which is elected annually by the Board, discusses with the Company's independent auditors the audit plan, the Company's consolidated financial statements and matters described in Statement on Auditing Standards No. 61, Communications with Audit Committees. The Audit Committee reports to the Board of Directors. It also recommends to the Board the selection and compensation of the independent auditors for the Company. The members of the Audit Committee are "independent" as defined under rules of the New York Stock Exchange. The Audit Committee is governed by a Charter which has been adopted by the Board of Directors.

        The Compensation Committee of the Board of Directors, currently composed of Messrs. Large (Chairman), Jepsen and McNealey, met two times during the year ended June 30, 2003. The Committee approves the general salary scale, annual bonus and long-term incentive awards for senior employees of the Company and its subsidiaries and specifically establishes the compensation package for the Chairman and the executive officers. The Committee's actions are discussed more fully in the Compensation Committee Report on Executive Compensation (see page 11). The Compensation Committee is governed by a Charter which has been adopted by the Board of Directors.

        The Nominating and Corporate Governance Committee of the Board of Directors, currently composed of Messrs. McNealey (Chairman), MacDonald and Large, met once during the year ended June 30, 2003. The Committee reviews the organization, structure, size and composition of the Board and recommends to the Board corporate governance principles applicable to the Company and nominees to serve as directors. The Nominating and Corporate Governance Committee is governed by a Charter which has been adopted by the Board of Directors.

COMPENSATION OF DIRECTORS

        Each non-employee director of the Company receives an annual retainer of $25,000 payable at each director's election in cash or common stock and subject to deferral under the Directors' Deferred Compensation Plan. Directors who are also employees of the Company or any of the Company's subsidiaries receive no remuneration for serving as directors. In addition, the directors participate in the Company's Stock Option Plan. In November, 2002, each non-employee director was granted options to purchase 7,500 shares of the Company's common stock at an exercise price of $11.92 pursuant to the Company's Stock Option Plan. Such stock options have ten-year terms and vest as follows: one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth as of October 21, 2003, the total number of shares of the Company's Common Stock beneficially owned by each director and named executive officer of the Company and all directors and executive officers as a group, based upon information furnished by each director and executive officer.

Name of Individual or Group	Shares Beneficially Owned Directly or Indirectly(1)		Percent of Common Stock(2)
John H. Claussen	189,639	(3)	1.4
Richard D. Ellison	995,398	(4)	7.1
John W. Hohener	20,580	(5)	*
Edward G. Jepsen	365,650	(6)	2.7
Miro Knezevic	608,523	(7)	4.4
Edward W. Large	131,550	(8)	1.0
John M. F. MacDonald	40,625	(9)	*
J. Jeffrey McNealey	101,860	(10)	*
Michael C. Salmon	124,386	(11)	*
All directors and executive officers as a group (11 individuals)	2,676,079	(12)	18.0

*
Indicates that the number of shares owned represents less than 1% of the Common Stock.

(1)
Includes shares that may be acquired within sixty (60) days by the exercise of outstanding options.

(2)
The number of shares that may be acquired within sixty (60) days by the exercise of outstanding options has been added to the number of shares actually outstanding for purposes of computing ownership percentages with respect to the applicable holder.

(3)
Includes 155,000 shares that may be acquired within sixty (60) days by the exercise of outstanding stock options.

(4)
Includes 438,334 shares that may be acquired within sixty (60) days by the exercise of outstanding stock options.

(5)
Includes 20,000 shares that may be acquired within sixty (60) days by the exercise of outstanding stock options.

(6)
Includes 83,500 shares that may be acquired within sixty (60) days by the exercise of outstanding stock options.

(7)
Includes 305,000 shares that may be acquired within sixty (60) days by the exercise of outstanding stock options.

(8)
Includes 83,500 shares that may be acquired within sixty (60) days by the exercise of outstanding stock options.

(9)
Includes 10,625 shares that may be acquired within sixty (60) days by the exercise of outstanding stock options.

(10)
Includes 72,250 shares that may be acquired within sixty (60) days by the exercise of outstanding stock options.

(11)
Includes 105,750 shares that may be acquired within sixty (60) days by the exercise of outstanding stock options.

(12)
Includes 1,359,584 shares for directors and executive officers that may be acquired within sixty (60) days by the exercise of outstanding stock options.

EXECUTIVE OFFICERS

        The following table presents the name and age of each of the Company's executive officers, their present position with the Company and date of appointment thereto, and other positions held during the past five years, including positions held with other companies and with subsidiaries of the Company:

Name and Age		Present Position and Date of Appointment	Other Positions Held During Last Five Years
Richard D. Ellison	64	Chairman, President and Chief Executive Officer (March 1997)
John H. Claussen	54	Senior Vice President (August 1992)
Martin H. Dodd	50	Vice President, General Counsel and Secretary (February 1997)
Glenn E. Harkness	55	Senior Vice President, TRC Environmental Corporation (September 1997)
John W. Hohener	48	Senior Vice President and Chief Financial Officer (May 2002)	Vice President and Chief Financial Officer, Entridia Corporation, Inc.; Vice President and Chief Financial Officer, Smartflex Systems, Inc.
Miro Knezevic	54	Senior Vice President (August 1998)	Executive Vice President, TRC Environmental Solutions, Inc.
Michael C. Salmon	48	Senior Vice President (June 2000)	Senior Vice President, TRC Environmental Solutions, Inc.

COMPENSATION OF EXECUTIVE OFFICERS

a)  Summary Compensation Table

        The Summary Compensation Table that follows sets forth the compensation for services in all capacities earned by the Company's Chairman, Chief Executive Officer and President and the other four most highly compensated executive officers of the Company and its subsidiaries (the "named executive officers") for each of the three years in the period ended June 30, 2003.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation(2,3)
		Annual Compensation(1)
Name and Principal Position						Option Awards (#)	All Other Compensation($)(5)
	Year	Salary ($)		Bonus ($)(4)
Richard D. Ellison Chairman, President and Chief Executive Officer	2003 2002 2001	$387,100 363,700 253,000	(6)	$	— — 388,000	35,000 45,000 60,000	$5,500 6,100 2,700
Miro Knezevic Senior Vice President	2003 2002 2001	236,200 242,700 143,900	(6)		— — 178,400	15,000 18,750 22,500	5,700 6,800 3,200
John H. Claussen Senior Vice President	2003 2002 2001	239,500 231,000 207,000	(6)		— — 178,400	15,000 18,750 22,500	5,800 5,600 5,500
Michael C. Salmon Senior Vice President	2003 2002 2001	235,900 201,200 180,000	(6)		— — 215,900	15,000 18,750 18,000	5,700 5,200 4,300
John W. Hohener Senior Vice President and Chief Financial Officer	2003 2002 2001	198,200 40,200 —	(7)		20,000 — —	— 30,000 —	6,500 — —

(1)
Pursuant to the rules on executive compensation disclosure adopted by the Securities and Exchange Commission, no amounts for executive perquisites and other personal benefits are shown because the aggregate dollar amount per executive is less than either $50,000 or 10% of annual salary and bonus.

(2)
Options are granted at 100% of market price of the underlying Common Stock on the date of grant. Unless otherwise indicated, all numbers reflect the effect of the 3 for 2 split of the Company's common stock completed in March, 2002. The Company has not made any restricted stock awards and its long-term incentive awards to executive officers consist of stock options and bonuses, as discussed below in Footnote 4.

(3)
All options granted in fiscal 2003, 2002 and 2001 have ten-year terms; one-third vest immediately upon grant and the remainder vest equally on the first and second anniversaries of grant.

(4)
The Company's Key Person Bonus Plan provides for bonus payments to key persons based upon the Company's earnings performance. The annual bonus pool and percentages allocated to various management levels are keyed to earnings targets and are subject to adjustment if the Company's performance against plan so warrants. Accordingly, it was determined that because the Company's earnings in fiscal 2002 fell short of the internal plan, the bonus pool was substantially reduced with no allocation to Messrs. Ellison, Knezevic, Claussen and Salmon. In addition, it was determined that because the Company's earnings in fiscal 2003 fell short of plan, there was no bonus pool for that year, and there were no allocations to any of the executive officers. Mr. Hohener's bonus paid in fiscal 2003 was a sign-on bonus related to his joining the Company in April 2002.

(5)
Amounts of all other compensation include contributions by the Company under its 401(k) retirement and savings plan.

(6)
Reflects, in part, the effect of certain options granted in fiscal 2000 which had ten-year terms and vested in equal one-quarter increments in each of the four fiscal quarters following the date of grant. These options were granted in exchange for a reduction in cash compensation to grantees over the following fiscal year with individuals receiving one option for every $3.75 in salary reduction over such one year period. As an example, Mr. Knezevic was granted 26,667 of these options (on a pre-split basis) in exchange for a salary reduction of $100,000 over the next year.

(7)
Mr. Hohener joined the Company in April of 2002.

b)  Option Grants in Last Fiscal Year

        The following table sets forth information concerning individual grants of options to purchase the Company's Common Stock during the 2003 fiscal year to the named executive officers. The Company does not have a program to grant stock appreciation rights.

Individual Grants
	Number of Shares Underlying Options Granted (#)(1)				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
		% of Total Options Granted in Fiscal Year
Name			Exercise or Base Price ($/Sh)	Expiration Date
					5%	10%
Richard D. Ellison Chairman, President and Chief Executive Officer	35,000	13.8	$11.92	11/21/12	$262,377	$664,892
Miro Knezevic Senior Vice President	15,000	5.9	11.92	11/21/12	112,447	284,954
John H. Claussen Senior Vice President	15,000	5.9	11.92	11/21/12	112,447	284,954
Michael C. Salmon Senior Vice President	15,000	5.9	11.92	11/21/12	112,447	284,954
John W. Hohener(3) Senior Vice President and Chief Financial Officer	—	—	—	—	—	—

(1)
Options are granted at 100% of market price of the underlying Common Stock on the date of grant. Grants shown represent normal grants pursuant to the Stock Option Plan as described in Footnote 3 on page 8.

(2)
These amounts represent certain assumed rates of appreciation in accordance with Securities and Exchange Commission rules. The actual value, if any, that an executive officer may realize is dependent upon the future performance of the Common Stock and continued employment through the vesting period. Vesting may accelerate in certain change of control situations.

(3)
Mr. Hohener received a grant of 30,000 options when he joined the Company in April of 2002.

c)  Aggregated Option Exercises in Last Fiscal Year and Option Values at Fiscal Year End

        The following table provides information with respect to the named executive officers concerning the exercise of stock options during the 2003 fiscal year and unexercised options held as of the end of the fiscal year.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of shares Underlying Unexercised Options at 6/30/03(#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at 6/30/03 ($)(1) Exercisable/Unexercisable
Richard D. Ellison Chairman, President and Chief Executive Officer	—	—	426,667	23,333	$3,811,793	$66,267
Miro Knezevic Senior Vice President	—	—	300,000	10,000	2,941,948	28,400
John H. Claussen Senior Vice President	—	—	150,000	10,000	1,280,135	28,400
Michael C. Salmon Senior Vice President	—	—	100,750	10,000	763,083	28,400
John W. Hohener Senior Vice President	—	—	20,000	10,000	—	—

(1)
Based upon the closing price of the Company's Common Stock on June 30, 2003 of $14.76.

d)  Employment Contracts and Termination/Change-In-Control Arrangements

        Pursuant to the Company's acquisition of Environmental Solutions, Inc. in March 1994, the Company entered into employment agreements with Richard D. Ellison and Miro Knezevic which automatically renew for one-year terms unless terminated. In fiscal 1999, the Company adopted a Termination Policy for Key Persons which provides for certain termination benefits. In the event of a termination of employment within one year of a change in control (as defined), Messrs. Ellison, Knezevic, Claussen and Salmon would be entitled to receive a payment equal to one year's salary. Mr. Hohener would be entitled to a payment equal to six months' salary under such circumstances. Vesting of all stock options will automatically accelerate in full upon a change of control as defined in the Company's Stock Option Plan.

e)  Section 16(a) Beneficial Ownership Reporting Compliance

        Forms 5 Annual Statement of Changes in Beneficial Ownership have been traditionally filed in February of each year. The Company intends that Forms 5 will be filed in the future on the basis of its June 30 fiscal year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the "Committee") is composed of three independent outside directors. The Committee is responsible for approving the compensation of the Company's executive officers. The Committee seeks to achieve the following objectives:

  •
  Review and approve the Company's compensation strategy to ensure that management is rewarded fairly for its contributions to Company growth and profitability and that the executive compensation strategy supports organization objectives and shareholder interests and permits the Company to hire and retain the best-qualified management.

  •
  Competitive pay that allows the Company to attract and retain executive officers with skills critical to the long-term success of the Company;

  •
  Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value; and

  •
  Maintenance of compensation costs that enable the Company to remain competitive in the pricing of its services.

        The Company's executive compensation program includes three principal components: (1) base salary; (2) annual bonus; and (3) long-term incentive awards. It is the intent of the Committee to link executive compensation as directly as possible with the Company's financial performance.

        Base Salary.    Ranges of appropriate base salaries are determined by an analysis of salary data on positions of comparable responsibility within the Company's business sector. Committee approval of individual salary changes is based on performance of the executive against financial and strategic objectives and position of the executive in the competitive pay range. Consistent with the compensation philosophy discussed above, the Committee's preference will be to enhance annual bonuses and long-term awards rather than salaries when possible, given competitive salary conditions.

        Annual Bonus.    The Company has adopted a Key Person Bonus Plan which provides a sliding bonus scale to keep rewards in line with success with substantial awards to higher-level executives, such as the Chairman, being based on extraordinary earnings performance against plan. The Key Person Bonus Plan, as amended, provides that the Chief Executive Officer, with the approval of the Compensation Committee, has the authority to reduce the Bonus Pool under the Plan or adjust the allocation of the Pool between management levels if, in his opinion, the Company's performance against plan so warrants. Accordingly, it was determined that there would be no Bonus Pool for 2003.

        Long-Term Incentive Awards.    The purpose of this element of the executive compensation program is to link management pay with the long-term interest of shareholders, rather than performance in one single fiscal year. The Committee is currently using ten-year stock options to achieve the long-term link and has adopted a vesting requirement for the first two years of the grant. The options are granted pursuant to the Company's Stock Option Plan. In fiscal 2003, Dr. Ellison's compensation consisted of a base salary of $387,100, and 35,000 stock options.

        Section 162(m).    Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder, no federal income tax deduction by a publicly-held company is allowed for certain types of compensation paid to certain highly compensated employees to the extent that the amount of such compensation for a taxable year for any such individual exceeds $1 million. Section 162(m) excludes "performance based" compensation from its deductibility limits. The compensation realized upon the exercise of stock options is considered "performance based" if, among other requirements, the plan pursuant to which the options are granted has been approved by the Company's shareholders and has a limit on the total number of shares that may be covered by options issuable to any plan participant in any given period.

To ensure compliance with Section 162(m), the Stock Option Plan provides that the number of shares that may be covered by options issuable to any one plan participant in any 12-month period shall not exceed 100,000. The Committee believes that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy.

Submitted by the Compensation Committee:
Edward W. Large, Chairman Edward G. Jepsen J. Jeffrey McNealey

AUDIT COMMITTEE REPORT

        The Audit Committee has adopted a Charter which sets out its organization, role and responsibilities.

        The Audit Committee has met with management and the Company's independent auditors and has reviewed and discussed the Company's audited financial statements as of and for the year ended June 30, 2003.

        Additionally, the Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

        The Audit Committee has also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Company's independent auditors that firm's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2003 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:
Edward G. Jepsen, Chairman Edward W. Large John M. F. MacDonald J. Jeffrey McNealey

STOCK PERFORMANCE INFORMATION
Comparison of Five-Year Cumulative Total Return Among TRC,
S&P 500 Index and Index of Peer Companies

        The annual changes for the five-year period shown in the graph below are based upon the assumption (as required by SEC rules) that $100 had been invested in the Company's Common Stock on June 30, 1998. The figures presented assume that all dividends, if any, paid over the performance periods were reinvested.

FIVE-YEAR CUMULATIVE TOTAL RETURN

	Jun-98	Jun-99	Jun-00	Jun-01	Jun-02	Jun-03
TRC	$100.00	$136.11	$255.56	$892.67	$685.00	$492.00
S&P 500 Index	100.00	122.76	131.65	112.13	91.96	92.19
PEER GROUP	100.00	111.76	112.22	149.30	135.23	136.19

        The companies included in the peer group are Arcadis NV, Ecology & Environment, Inc., Stantec, Inc., Tetra Tech, Inc., URS Corporation and Versar, Inc. Information concerning the peer group and the Standard & Poor's 500 Index was supplied to the Company by Standard & Poor's, a division of the McGraw-Hill Companies.

CERTAIN TRANSACTIONS

        Dr. Ellison's spouse, brother-in-law and son-in-law were employed in the normal course of business by a subsidiary of the Company during fiscal 2003 at annual salaries (including bonus) of $78,556, $119,448 and $93,660, respectively. Mr. Salmon, Senior Vice President, received a loan from the Company in fiscal 2002 in the principal amount of $145,575 with interest at the Company's bank rate. The proceeds of the loan were used to pay the exercise price, tax withholdings and related expenses with respect to an option to purchase 13,500 shares of the Company's common stock which was expiring in May 2002. The loan was secured by a pledge of the shares issued upon exercise of the option. Mr. Salmon has repaid the loan in full.

APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors, upon recommendation of the Audit Committee, has nominated the firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending June 30, 2004. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders.

        In accordance with its Charter, the Audit Committee has reviewed with Deloitte & Touche LLP whether the non-audit services provided by them are compatible with maintaining their independence. During fiscal 2003, the Company retained Deloitte & Touche LLP to provide services in the following categories and amounts:

Audit fees	$427,400
Audit-related fees, in connection with a one-time accounting change including testing and evaluation of fiscal 2001 and 2002 financial statements	370,300
Tax fees, primarily tax planning	7,000

$804,700

        In fiscal 2002, the Company retained PricewaterhouseCoopers LLP to provide services in the following categories and amounts:

Audit fees	$387,800
Audit-related fees, primarily related to the registration of securities	194,300
Tax fees, primarily tax planning	50,600

$632,700

        The Audit Committee has adopted a Policy for Approval of Audit and Non-Audit Services Provided by the Independent Auditor which prohibits the independent auditor from performing services listed in Section 201(a) of the Sarbanes-Oxley Act of 2002 and provides a process for approval of permitted services (as defined). All services provided by the independent auditor were approved by the Audit Committee pursuant to this policy.

        The affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting is required to approve this proposal. The Board is submitting the appointment of Deloitte & Touche LLP to shareholders for ratification. If the shareholders fail to ratify the appointment, the Board will reconsider whether or not to retain Deloitte & Touche LLP. If the foregoing proposal is not approved, or if prior to the 2004 Annual Meeting, Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its engagement is otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors.

        The Board of Directors recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company.

2004 SHAREHOLDER NOMINATIONS AND PROPOSALS

        Shareholders who wish to suggest nominees for election to the Board of Directors at the 2004 Annual Meeting should write, on or before June 28, 2004, to the Secretary of the Company at 5 Waterside Crossing, Windsor, CT 06095, stating in detail the qualifications of such persons for consideration by the Nominating and Corporate Governance Committee of the Board of Directors.

        If any shareholder intends to present a proposal for consideration at the 2004 Annual Meeting, such proposal must also be received by the Secretary of the Company on or before June 28, 2004, in order to be included in the Company's Proxy Statement. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations established by the Securities and Exchange Commission.

OTHER BUSINESS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

        A copy of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, Washington, D.C., is available to shareholders without charge upon request. Address requests to: TRC Companies, Inc., 5 Waterside Crossing, Windsor, CT 06095, Attention: Investor Relations.

        The cost of preparing and mailing the Notice of Annual Meeting, Proxy Statement and Form of Proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their out-of-pocket expenses incurred in connection therewith. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, personal communication or other methods. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of solicitation, if undertaken, will not exceed $1,000.

By Order of the Board of Directors
/s/ Martin H. Dodd Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
October 28, 2003

QuickLinks

PROXY STATEMENT
FIVE-YEAR CUMULATIVE TOTAL RETURN